Exhibit 99.1

NEWS ANNOUNCEMENT	FOR IMMEDIATE RELEASE

Conference call:	Today, Friday, May 4, 2007 at 11:00 a.m. EDT
Webcast / Replay URL:	www.ballantyne-omaha.com/IREvents.aspx or www.earnings.com The replay will be available on the Internet for 90 days.
Dial-in number:	800/215-0816 (no pass code required)

BALLANTYNE REPORTS Q1 EPS OF $0.04
ON REVENUE OF $12.9 MILLION;
CASH & EQUIVALENTS RISE TO $23.1 MILLION

- Q1 Digital Cinema Activity Highlighted by Shipment of 93 Projectors
and Installation of 108 Digital Projection Systems -

OMAHA, Nebraska (May 4, 2007) Ballantyne of Omaha, Inc. (Amex: BTN), a motion picture projection, digital cinema and specialty lighting equipment and services provider, today reported financial results for the first quarter (Q1) ended March 31, 2007.

Q1 2007 net revenues increased 4.0% to $12.9 million compared to Q1 2006 net revenues of $12.4 million.  The increase was principally due to the contribution of $1.3 million in revenues generated by Ballantyne’s Strong Technical Services (STS) subsidiary.  STS, which provides site survey, installation, maintenance, repair and training services for digital and analog projection systems, was acquired effective June 1, 2006; accordingly there was no contribution from STS in the prior year’s period.

Gross profit in Q1 2007 declined to $2.7 million, or 21.0% of net revenues, from $3.3 million, or 26.8% of net revenues in Q1 2006.  The reduction in profit margin largely reflects a decrease in manufacturing and overhead efficiency that resulted from lower production volumes than a year ago.  The results also reflect the impact of lower-margin revenues from services and distribution.  Total Q1 2007 SG&A expenses were $2.2 million, a modest increase over the year-ago level, primarily reflecting additional costs related to the STS operation which offset some cost reduction efforts.

Q1 2007 results also reflected the benefit of a $0.2 million gain related to the transfer of 83 digital projectors to Digital Link II, LLC (the “LLC”), an entity formed by the Company and Real D to fund the purchase and installation of digital projection systems with 3-D technology for certain long-term customers.  No revenues were recorded by Ballantyne in conjunction with the transaction as the transfer was treated as an exchange of digital projectors for cash and a non-controlling ownership interest in the LLC.  The gain is net of the Company’s 44.4% ownership percentage in the LLC.  The LLC installed the systems pursuant to certain purchase option requirements where, in certain circumstances, the exhibitors may be required to purchase the equipment outright.

Net income in Q1 2007 was $0.6 million, or $0.04 per diluted share, compared to net income of approximately $0.9 million, or $0.07 per diluted share, in Q1 2006.  Per share results for the first quarter of 2007 and 2006 are based on a weighted average number of diluted shares outstanding of 14,065,208 and 13,947,291 respectively.  Ballantyne completed the quarter with cash and equivalents of $23.1 million, as compared to $22.6 million at year-end 2006.

John P. Wilmers, President and Chief Executive Officer of Ballantyne, commented, “We have begun 2007 on a solid note in both the digital cinema arena and in our legacy film projection equipment business.  Of note, our Strong Digital Systems (SDS) division shipped 93 digital projector systems during the quarter, a new record for the Company.  Ten of these projectors were sold and recorded in revenues during the quarter, and the remaining systems were transferred to the LLC as discussed earlier.  A previously disclosed purchase of 75 systems was subsequently expanded to include a total of 83 systems and involved three additional exhibitors.

“We are also pleased with the progress and competitive position of our Strong Technical Services (STS) subsidiary which contributed $1.3 million in revenue to our Q1 2007 performance.  STS completed the installation of 25 projectors during Q1, in addition to their efforts in support of the 83-projector SDS sale.  We continue to view providing a range of services within the growing installed base of digital cinema projectors as a key growth opportunity and point of differentiation for our Company.  We are working actively to expand the geographic footprint of our operations as well as our range of capabilities and expertise so that we remain in a strong competitive position as a leading service provider for digital projection systems.

“We remain encouraged by the progress of the exhibition industry’s ‘digital revolution.’  Exhibitors are demonstrating an increasing commitment to the deployment of digital projection technology in coming years.  Though it is still too difficult to anticipate the exact timing of the acceleration in digital cinema deployments, we are confident that the transformation is gaining momentum and that Ballantyne, partnered with NEC, is well positioned to participate in both the service and equipment demand created by this breakthrough technology change.”

About Ballantyne of Omaha

Ballantyne is a provider of motion picture projection, digital cinema projection and specialty lighting equipment and services.  The Company supplies major theater chains, top arenas, television and motion picture production studios, theme parks and architectural sites around the world.  For more information visit www.ballantyne-omaha.com.

Except for the historical information in this press release, it includes forward-looking statements that involve risks and uncertainties, including but not limited to, quarterly fluctuations in results; customer demand for the Company’s products; the development of new technology for alternate means of motion picture presentation; domestic and international economic conditions; the management of growth; and other risks detailed from time to time in the Company’s Securities and Exchange Commission filings.  Actual results may differ materially from management’s expectations.

-tables follow-

Ballantyne of Omaha, Inc. and Subsidiaries
Consolidated Statements of Operations
(unaudited)

	Three Months Ended March 31,
	2007	2006

Net revenues	$12,930,750	$12,433,338
Cost of revenues	10,208,966	9,102,371
Gross profit	2,721,784	3,330,967

Selling & administrative expenses:
Selling	782,616	734,523
Administrative	1,433,047	1,369,684
Total selling & administrative exp.	2,215,663	2,104,207

Gain on transfer of digital cinema inventory	233,327	—
Loss on disposal of assets	(11,004)	—
Income from operations	728,444	1,226,760

Other income (expense), net	(48,021)	18,880

Income before interest and taxes	680,423	1,245,640

Net interest income	208,056	158,163
Income before income taxes	888,479	1,403,803

Income tax expense	(315,740)	(489,055)
Net income	$572,739	$914,748

Earnings per share:
Basic	$0.04	$0.07
Diluted	$0.04	$0.07

Weighted average shares outstanding:
Basic	13,765,897	13,440,500
Diluted	14,065,208	13,947,291

-tables follow-

Selected Balance Sheet Items (unaudited):

	March 31, 2007	December 31, 2006

Cash and cash equivalents	$23,089,020	$22,622,654
Accounts receivable, net	8,826,460	7,468,533
Inventories, net	10,861,661	8,848,396
Current portion of long-term debt	7,367	14,608
Accounts payable and accrued expenses	12,323,314	6,806,343
Long-term liabilities	775,248	431,207
Total stockholders’ equity	$43,095,796	$42,388,947

Selected Cash Flow Statement Items (unaudited):

	Three Months Ended March 31,
	2007	2006

Net income	$572,739	$914,748
Depreciation and amortization	287,645	279,934
Net cash provided by operating activities	661,428	2,173,008
Capital expenditures	(109,565)	(118,776)
Net cash used in investing activities	(297,412)	(118,776)
Net cash provided by financing activities	102,350	367,183
Net increase in cash & cash equivalents	466,366	2,421,415
Cash & cash equivalents at beginning of period	22,622,654	19,628,348
Cash & cash equivalents at end of period	$23,089,020	$22,049,763

Non-cash investing activities:
Non-cash investment in Digital Link II, LLC	$2,380,827	$-

CONTACT:
Kevin Herrmann	David Collins, Ratula Roy
Chief Financial Officer	Jaffoni & Collins Incorporated
402/453-4444	212/835-8500; btn@jcir.com

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